Nutrastar Announces Record Full Year 2011 Results

Heightened Sales of Its Unique Premium Consumer Products; Further Diversification of
Consumer Product Offerings

Harbin, China, March 28, 2012-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded consumer products, including commercially cultivated Cordyceps Militaris (“Cordyceps”), functional health beverages and organic and specialty foods, today announced its results for the year ended December 31, 2011.

Financial Highlights for the Year Ended December 31, 2011:

  Revenues increased 41.1% to $34.21 million compared to $24.24 million in the year ended December 31, 2010.
  Gross profit increased 32.4% to $25.96 million, up from $19.6 million in the comparable 2010 year, representing a gross margin of 75.9%.
  Net income rose 26.3% to $17.00 million, up from $13.44 million in 2010, representing a net margin of 49.7%.
  Basic and diluted EPS were $1.12 and $1.04, respectively with 14.78 million basic shares and 16.34 million diluted shares outstanding.

Ms. Lianyun Han, CEO of Nutrastar, commented, “2011 marked another year of record sales for Nutrastar. With Chinese consumer demand for our premium products remaining strong, we met our revenue guidance for the year with total revenues reaching $34.21 million, up 41% year-over-year. Orders for our core consumer product, Cordyceps remained robust, contributing $25.34 million to our top line, while our organic and specialty food business contributed roughly $2.02 million. As a result of our marketing and branding efforts, our functional health beverages saw sales grow to $6.85 million for 2011 with $3.38 million in sales recorded in the fourth quarter alone, up 60% from third quarter sales of $2.11 million. While still high, gross margins declined to 75.9% from 80.9% in 2010 due to the increased contribution of our beverage products which incur a higher cost of production than our core consumer product, Cordyceps.”

“In addition to sales growth, Nutrastar was active in corporate and product development initiatives. In 2011, we adopted a share repurchase program in August and grew our internal Cordyceps production capacity to 72 tons representing an increase of 30%,” stated Ms. Han. “We are also in the process of strategically diversifying our product offerings with the addition of an instant soluble drink powder as well as a forthcoming variety of organic products stemming from the sizeable expansion of our organic & specialty foods business that is currently underway. We expect to see a revenue stream from these products in the near future.”

Commenting on 2012, Ms. Han stated, “We foresee a continuation of our production capacity expansion, solid sales of our core consumer product, Cordyceps, growing sales of both our functional health beverages and organic & specialty foods, and the introduction of new premium consumer products to the market such as our Cordyceps-infused alcohol product. We also expect, with market and regulatory conditions permitting, to continue to purchase additional shares under our share repurchase program. Armed with augmented capacity, in-demand consumer products and the expectation of new premium consumer products being introduced to the market, we are confident that 2012 will be an even better year for Nutrastar than the previous.”

Financial Position as of December 31, 2011
The Company had cash and cash equivalents totaling $54.56 million or $3.34 per diluted share, total assets of approximately $76.43 million or $4.68 per diluted share, working capital of $52.33 million or $3.20 per diluted share, and stockholders' equity of $72.02 million. The Net cash generated from operating activities was $18.80 million for the year ended December 31, 2011 as compared to $15.35 million in the comparable 2010 period. As part of the year end audit, the Company’s cash on hand was vouched for and verified by our independent auditors in person.

Outlook for the Year Ending December 31, 2012
Based on management’s current expectations, the Company maintains its belief that revenue will be in the range of $40 million to $44 million, representing an approximate 17% to 29% top line increase year over year.

Conference Call
Nutrastar will host a conference call at 8:30 a.m. EST on Wednesday, March 28, 2012 to discuss the Company's full year 2011 results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

Investors can participate on the live call by dialing +1 (877) 407-0784 for domestic investors and +1 (201) 689-8560 for international investors. Please reference event ID: 390950.

For investors that would like to listen to the webcast, please log on to http://viavid.net/dce.aspx?sid=000094F8 approximately 5 minutes before the start of the call.

If you are unable to participate in the call at this time, a replay of the call will be available for two weeks following the call starting at 11:30 a.m. EST, March 28, 2012 and ending at 11:59 p.m. EST on April 11, 2012. To listen to the replay, domestic investors can dial +1 (877) 870-5176 and international investors can dial +1 (858) 384-5517. The pass code for the replay is: 390950.

For more information regarding Nutrastar’s financial performance during the year ended December 31, 2011, please refer to the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded consumer products including commercially cultivated Cordyceps Militaris, functional health beverages as well as specialty and organic foods. Cordyceps Militaris is one of the most highly regarded herbal nutrients in Traditional Chinese Medicine. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 332 employees, including 21 in R&D, and 149 in sales and marketing. The products of Nutrastar are sold throughout China via a sales and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc., its subsidiaries and other affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$54,556,329	$40,758,848
Restricted cash	4,170	193,075
Accounts receivable	82,516	261,223
Inventories	898,871	867,761
Prepayments and other receivables	1,194,466	289,502
Total current assets	56,736,352	42,370,409
OTHER ASSETS
Intangible assets, net	2,024,593	2,379,435
Property, plant and equipment, net	12,395,567	10,248,989
Construction in process	5,271,609	-

Total assets	$76,428,121	$54,998,833

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,339	$125,843
Other payables and accruals	1,064,045	746,643
Taxes payable	2,585,738	696,519
Due to a related party	80,648	51,339
Preferred stock dividend payable	529,851	181,181
Warrants liabilities	144,411	1,198,273
Total current liabilities	4,411,032	2,999,798
Total liabilities	4,411,032	2,999,798
COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value, (1,000,000 shares authorized, 147,820 shares and 197,706 shares issued and outstanding, respectively; aggregate liquidation preference amount: $4,138,960 and $5,535,768, plus accrued but unpaid dividend of $529,851 and $181,181, at December 31, 2011 and 2010, respectively	3,371,206	4,508,914
Common stock, $0.001 par value, 190,000,000 shares authorized; 14,962,631 shares issued and 14,957,970 shares outstanding at December 31, 2011; 14,332,731 issued and outstanding at December 31, 2010	14,963	14,333
Additional paid-in capital	17,180,280	15,541,207
Treasury stock, at cost, 4,661 shares and nil as of December 31, 2011 and December 31, 2010, respectively	(9,553)	-
Statutory reserves	3,076,552	1,348,071
Retained earnings	43,167,074	28,326,896
Accumulated other comprehensive income	5,216,567	2,259,614
Total stockholders' equity	72,017,089	51,999,035

Total liabilities and stockholders' equity	$76,428,121	$54,998,833

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2011	2010
NET REVENUE	$34,205,954	$24,241,688
Cost of goods sold	(8,246,853)	(4,637,951)
GROSS PROFIT	25,959,101	19,603,737
Selling expenses	(1,640,796)	(1,092,598)
General and administrative expenses	(2,843,298)	(2,722,939)
Income from operations	21,475,007	15,788,200
Other income (expenses):
Interest income	193,742	124,036
Foreign exchange differences	60,988	(130,779)
Loss on disposal of fixed assets	-	(102,675)
Change in fair value of warrants	1,053,862	(15,413)
Total other income (expenses)	1,308,592	(124,831)
Income before income taxes	22,783,599	15,663,369
Provision for income taxes	(5,800,632)	(2,219,190)
NET INCOME	16,982,967	13,444,179
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	2,956,953	1,286,698
COMPREHENSIVE INCOME	$19,939,920	$14,730,877
Earnings per share
Basic	$1.12	$0.80
Diluted	$1.04	$0.79
Weighted average number of shares outstanding
Basic	14,784,564	14,327,799
Diluted	16,339,999	14,476,349

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,982,967	$13,444,179
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(1,053,862)	15,413
IR warrant and restricted stock expense	79,415	52,170
Depreciation and amortization	1,142,635	1,019,188
Share-based compensation expense	394,207	219,891
Loss from disposal of fixed assets	-	102,675
(Increase) decrease in assets:
Accounts receivable	187,353	(38,204)
Inventories	12,885	(227,528)
Prepayments and other receivables	(912,759)	1,406
Increase (decrease) in liabilities:
Accounts payable	(122,853)	122,243
Other payables and accruals	277,540	275,183
Taxes payable	1,808,330	358,768
Net cash provided by operating activities	18,795,858	15,345,384

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment and construction in progress	(7,613,286)	(421,638)
Proceeds from disposal of fixed assets	209,177	203,086
Net cash used in investing activities	(7,404,109)	(218,552)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(9,553)	-
Net proceeds from Private Placement	-	5,483,919
Decrease in restricted cash	188,905	(193,075)
Repayment of payables for intangible asset	-	(886,328)
Advance from a related party	29,309	-
Net cash provided by financing activities	208,661	4,404,516

Foreign currency translation adjustment	2,197,071	1,111,823

INCREASE IN CASH AND CASH EQUIVALENTS	13,797,481	20,643,171
CASH AND CASH EQUIVALENTS, at the beginning of the year	40,758,848	20,115,677

CASH AND CASH EQUIVALENTS, at the end of the year	$54,556,329	$40,758,848

NON-CASH TRANSACTIONS
Preferred stock and dividend converted into common stock	$1,203,346	$-
Preferred stock dividend payable	414,308	181,181
Share-based payment to officers and directors under equity incentive plan	394,207	219,891
Share-based payment – IR warrants and restricted stock	42,150	52,170
Release of VIE acquisition payable	-	8,936,150
SUPPLEMENTAL DISCLOSURE INFORMATION
Income taxes paid	$4,210,323	$2,214,334